July 24, 2013

Adirondack Funds

2390 Western Avenue

Guilderland, NY  12084

Re: Adirondack Funds, File Nos. 333-121690 and 811-21691

Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 2 to the Adirondack Funds Registration Statement (the "Registration Statement").  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933, Post-Effective Amendment No. 15 under the Investment Company Act of 1940 (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP